Exhibit 10.15
SECOND AMENDMENT TO THE
NAVIGANT CONSULTING, INC.
EMPLOYEE STOCK PURCHASE PLAN
The Navigant Consulting, Inc. Employee Stock Purchase Plan (the “Plan”) is hereby amended on this 30th day of December 2009 to be effective January 1, 2010 as follows:
1.	Section II. Definitions, Paragraph (j) shall be amended to read as follows:

“Employee means any person who is employed by an Employer on a regular full-time basis. A person will be considered employed on a regular full-time basis if he is customarily employed for more than twenty (20) hours per week. For purposes of this definition of “Employee,” and notwithstanding any other provisions of the Plan to the contrary, individuals who the Company does not classify as employees under Section 3121(d) of the Code (including, but not limited to, individuals the Company classifies as independent contractors and non-employee consultants) and individuals who are employees of any entity other than the Company or an Affiliate do not meet the definition of “Employee” and are ineligible for benefits under the Plan with respect to any period preceding the date on which a court or administrative agency issues a final determination that such individual is an ‘Employee.’”

2.	The first sentence of Section V. Stock, Paragraph (b) shall be amended to read as follows:

“In order to give effect to any mergers, consolidations, acquisitions, reorganizations, stock splits, stock dividends, or other relevant changes in the capitalization of the Company that results in a change in the outstanding shares of Common Stock occurring after the Effective Date, the Committee will make appropriate adjustments in the aggregate number of shares of Common Stock available for purchase under the Plan.”

3.	The third sentence of Section VI. Participation, Paragraph (a) shall be amended to delete the phrase “certain Employees’” as it appears therein.

4.	The last sentence of Section VII. Purchase of Shares, Paragraph (a) shall be deleted in its entirety.

5.	The following sentence shall be added to the end of the first paragraph of Section VIII. Time of Purchase:

“Any amounts that were withheld but not applied toward the purchase of shares of Common Stock during an Offering Period shall not be used to purchase shares of Common Stock during any subsequent Offering Period; provided, however, that the foregoing limitation shall not apply to amounts representing a fractional share that were withheld but not applied toward the purchase of shares of Common Stock under an earlier Offering Period that are applied toward the purchase of additional shares of Common Stock under a subsequent Offering Period.”

6.	Section XV. Limitations, Paragraph (c) shall be amended to read as follows:

“No Employee will be permitted to purchase Common Stock hereunder if his right and option to purchase Common Stock under this Plan and under all other employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Affiliates would accrue at a rate that exceeds $25,000 of fair market value of such stock (determined at the time of grant) for each calendar year in which the option is outstanding at any time.”
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          IN WITNESS WHEREOF, Navigant Consulting, Inc. has caused this Amendment to be executed by its officer hereto duly authorized this 30th day of December, 2009.

NAVIGANT CONSULTING, INC.
By:	/s/ William M. Goodyear
Its: Chairman and
Chief Executive Officer

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